Master Large Cap Series LLC (the "Registrant"): Master Advantage Large Cap Core Portfolio and Master Advantage Large Cap Value Portfolio (each, a "Portfolio")
77Q1(e):
Copies of any new or amended Registrant investment advisory contracts
Attached please find as an exhibit to Sub-Item 77Q1(e) of Form N-SAR, a copy of Amendment No. 1 to the Investment Management Agreement between the Registrant and BlackRock Advisors, LLC on behalf of each Portfolio.

Amendment No. 1 to the Investment Management Agreement
            This Amendment No. 1 to the Investment Management Agreement dated as of June 12, 2017 (the "Amendment") is entered into by and between Master Large Cap Series LLC, a Delaware limited liability company (formerly known as Master Large Cap Series Trust, a Delaware statutory trust) (the "Master LLC"), on behalf of Master Advantage Large Cap Value Portfolio (formerly known as Master Large Cap Value Portfolio) and Master Advantage Large Cap Core Portfolio (formerly known as Master Large Cap
Core Portfolio) (each, a "Master Portfolio"), and BlackRock Advisors, LLC, a Delaware limited liability company (the "Advisor").
            WHEREAS, the Master LLC and the Advisor have entered into an Investment Management Agreement dated September 29, 2006 (the "Management Agreement") pursuant to which the Advisor agreed to act as investment advisor to each Master Portfolio and another series of the Master LLC; and
            WHEREAS, the Management Agreement provides that the Master LLC, on behalf of each Master Portfolio and another series of the Master LLC, will pay to the Advisor a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A thereto; and
            WHEREAS, the Management Agreement provides that the Management Agreement may be amended by the parties to the Management Agreement only if the amendment is specifically approved by a vote of the Board of Directors of the Master LLC, including a majority of those Directors who are not parties to the Management Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, where required by the Investment Company Act of 1940, as amended, by a vote of the majority of the outstanding voting securities of each Master Portfolio; and
            WHEREAS, the Board of Directors, including a majority of those Directors who are not interested persons of the Master LLC, specifically approved this Amendment at an in-person meeting held on May 24, 2017;
            NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Schedule A of the Management Agreement is hereby
amended as set forth on the Schedule A attached
hereto only with respect to each Master Portfolio.
2.	Except as otherwise set forth herein, the terms and
conditions of the Management Agreement shall remain in full force and effect.


            IN WITNESS WHEREOF, the parties hereto have caused
this Amendment No. 1 to the Investment Management Agreement to
be executed by their officers designated below as of the day and year first above written.
MASTER LARGE CAP SERIES LLC, on
behalf of MASTER ADVANTAGE LARGE
CAP VALUE PORTFOLIO AND MASTER
ADVANTAGE LARGE CAP CORE PORTFOLIO
By:	/s/ John Perlowski
Name: John Perlowski
Title: President and Chief
Executive Officer
BLACKROCK ADVISORS, LLC
By:	/s/ Neal J. Andrews
Name: Neal J. Andrews
Title: Managing Director


Schedule A
Investment Advisory Fee
Master Advantage Large Cap Value Portfolio:

Portion of Average Daily Value of Net Assets of the Fund
Investment Advisory Fee

First $1 billion
0.49%

$1 billion - $3 billion
0.46%

$3 billion - $5 billion
0.44%

$5 billion - $10 billion
0.43%

Greater than $10 billion
0.42%

Master Advantage Large Cap Core Portfolio:

Portion of Average Daily Value of Net Assets of the Fund
Investment Advisory Fee

First $1 billion
0.45%

$1 billion - $3 billion
0.42%

$3 billion - $5 billion
0.41%

$5 billion - $10 billion
0.39%

Greater than $10 billion
0.38%